Form N-SAR,
Sub-Item 77Q1(a)
Copies of any material amendments
to the registrants charter

Nuveen NWQ Global All-Cap Fund, formerly known as
Nuveen NWQ Global Equity Fund, a Series of
Nuveen Investment Trust
811-07619

On August 1, 2016, under Form 497, accession number, 0001193125-16-665681, a supplement was filed for the above-referenced Fund, indicating a change in the name of the Fund. This name change was filed with the Commonwealth of Massachusetts on July 29, 2016 as an amendment to the Declaration of Trust in the form of an Amended Designation of Series of Shares. In addition, this Amended
Designation of Series was filed as Exhibit 99.1C to the N-14/A filing on August 24, 2016, accession no.
0001193125-16-689574, which exhibit is incorporated by reference to this 77Q1(a).